Exhibit 10.2
AMENDMENT, WAIVER AND CONSENT AGREEMENT NO. 7
February 19, 2010
          AMENDMENT, WAIVER AND CONSENT AGREEMENT NO. 7 (this “Amendment”) dated as of February 19, 2010, under that certain Amended and Restated Credit Agreement, dated as of September 12, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not defined herein shall have the meaning set forth in the Credit Agreement), among NaviSite, Inc., a Delaware corporation (the “Borrower”), the Subsidiary Guarantors, the Lenders, CIBC World Markets Corp., as sole lead arranger (in such capacity, “Sole Lead Arranger”), as documentation agent (in such capacity, “Documentation Agent”), and as bookrunner (in such capacity, “Bookrunner”), CIT Lending Services Corporation, as syndication agent (in such capacity, “Syndication Agent”), and Canadian Imperial Bank of Commerce, acting through its New York agency, as issuing bank (in such capacity, “Issuing Bank”) and as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties and the Issuing Bank.
W I T N E S S E T H :
          WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to extend credit to Borrower pursuant to the terms and conditions set forth therein.
          WHEREAS, Borrower, netASPx, LLC (“netASPx”), netASPx Acquisition, Inc. (“netASPx Acquisition”), Network Computing Services, Inc. (“Network”) and NCS Holding Company (“NCS”) will enter into that certain Asset Purchase Agreement with Velocity Technology Solutions II, Inc. (“Buyer”) (the “netASPx Asset Purchase Agreement”) providing for the sale of all of the assets owned by Borrower, netASPx, netASPx Acquisition, Network and NCS used or held for use by Borrower, netASPx, netASPx Acquisition, Network and NCS in connection with owning and operating the netASPx business, which is composed solely of the Lawson and Kronos application management and consulting business, for aggregate gross cash proceeds of $56.0 million, subject to a working capital adjustment and other adjustments set forth in the netASPx Asset Purchase Agreement (the “netASPx Sale”);
          WHEREAS, Section 6.06 of the Credit Agreement permits Asset Sales provided that the aggregate consideration in respect of all Asset Sales shall not exceed $5.0 million;
          WHEREAS, the aggregate consideration to be received in connection with the Sale is in excess of the basket allowed under Section 6.06(b) of the Credit Agreement for Assets Sales that remains unused and available for Asset Sales;
          WHEREAS, Borrower has requested that the Administrative Agent and the Lenders agree, subject to the terms and conditions of this Amendment, to waive the provisions set forth in Section 6.06 with respect to the Sale;
          WHEREAS, the Asset Purchase Agreement requires that the Borrower and netASPx use commercially reasonable efforts to obtain all consents required in connection with the netASPx Sale;
          WHEREAS, the Borrower and netASPx has determined that they will not be able to obtain the necessary consents required from third parties with respect to certain of the assets subject to the netASPx Asset Purchase Agreement (“Consent Assets”) on or prior to the consummation of the netASPx Sale;

          WHEREAS, on the date of consummation of the netASPx Sale, the Buyer will pay in full for all of the assets contemplated under the netASPx Sale including the Consent Assets which will be released and sold free and clear of the Liens created by the Security Documents pursuant to Section 6.06 of the Credit Agreement;
          WHEREAS, the Buyer will require Borrower and netASPx to obtain the necessary consents for the non-customer Consent Assets within 150 days of the date of consummation (“netASPx Post Closing Period”);
          WHEREAS, the Buyer has requested that the Borrower and netASPx grant first priority liens on the Consent Assets in favor of the Buyer during the netASPx Post-Closing Period (“netASPx Consent Liens”);
          WHEREAS, Section 6.02 of the Credit Agreement prohibits the Loan Parties from creating, incurring, assuming or permitting to exist, directly or indirectly, any Lien on any property owned as of the Original Closing Date or thereafter acquired by it or on any income or revenues or rights in respect of any thereof;
          WHEREAS, Borrower has requested that the Administrative Agent and the Lenders agree, subject to the terms and conditions of this Amendment, to waive the provisions set forth in Section 6.02 with respect to the netASPx Consent Liens;
          WHEREAS, Borrower has entered into a Master Services Agreement dated January 28, 2010 between a new customer and the Borrower to provide certain services including managed hosting services, IT consulting services, professional services and other services (the “New Customer Agreement”);
          WHEREAS, Borrower has requested that the Capital Expenditures associated with (a) the assets sold pursuant to the netASPx Sale and the ClearBlue Vienna/San Francisco Sale (as defined below) be excluded from the calculation of the Consolidated Fixed Charge Coverage Ratio pursuant to Section 6.10(b) and the Limitation on Capital Expenditures pursuant to Section 6.10(c) for the Test Periods ending April 30, 2010, July 31, 2010, October 31, 2010 and January 31, 2011 and (b) the capital equipment in connection with the New Customer Agreement be excluded from the calculation of the Consolidated Fixed Charge Coverage Ratio pursuant to Section 6.10(b) for the Test Period ending April 30, 2010;
          WHEREAS, pursuant to Section 10.02(b) of the Credit Agreement, the consent of the Required Lenders is necessary to effect this Amendment;
          WHEREAS, the Lenders party hereto (the “Consenting Lenders”) constitute the Required Lenders under the Credit Agreement;
          WHEREAS, the Administrative Agent and Consenting Lenders are willing to so agree and to provide such waiver pursuant to Section 10.02(b) of the Credit Agreement, subject to the conditions set forth herein; and
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE ONE
CONSENT
          1.01 Consent. Subject to the conditions precedent set forth in Article Five of this Amendment, the Consenting Lenders hereby consent to the execution by the Administrative Agent of this Amendment.
ARTICLE TWO
LIMITED WAIVER
          2.01 The Consenting Lenders hereby waive the provisions of Section 6.06 of the Credit Agreement with respect to the netASPx Sale. The consideration to be received in connection with the netASPx Sale shall be excluded in determining the availability of the $5,000,000 maximum aggregate consideration basket as set forth in Section 6.06(b).
          2.02 The Consenting Lenders hereby waive the provisions of Section 6.02 of the Credit Agreement with respect to any netASPx Consent Liens.
ARTICLE THREE
AMENDMENTS TO CREDIT AGREEMENT
          3.01 Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows (subject to the conditions precedent set forth in Article Five of this Amendment):
          (a) The definition of “Consolidated Fixed Charges” in Section 1.01 of the Credit Agreement is amended by (i) adding the following at the end of clause (b):
“provided that (a) in connection with the netASPx Sale (provided that the netASPx Sale is consummated prior to April 30, 2010), the following amounts shall be excluded from Capital Expenditures for the Test Period ending: April 30, 2010, $1,229,787, July 31, 2010, $878,225, October 31, 2010, $653,209, and January 31, 2011, $336,516, (b) in connection with the ClearBlue Vienna/San Francisco Sale (provided that the ClearBlue Vienna/San Francisco Sale is consummated prior to April 30, 2010), the following amounts shall be excluded from Capital Expenditures for the Test Period ending: April 30, 2010, $445,297, July 31, 2010, $345,566, October 31, 2010, $363,615, and January 31, 2011, $59,952 and (c) in connection with the New Customer Agreement, $3,300,000 shall be excluded from Capital Expenditures for the Test Period ending April 30, 2010;”
          (b) The following new definitions shall be added to Section 1.01 of the Credit Agreement in alphabetical order:
“ClearBlue Vienna/San Francisco Sale” shall mean the sale of all of the assets owned by Borrower, Clearblue Technologies/Vienna, Inc. (“CBT Vienna”) and Clearblue Technologies/San Francisco, Inc. (“CBT SF”) pursuant to that certain Asset Purchase Agreement between Borrower, CBT Vienna, CBT SF, and the buyer used or held for use by Borrower, CBT Vienna and CBT SF for providing colocation services out of those data centers located at (a) 650 Townsend Street, San Francisco, CA 94103, Unit No. 180

and (b) 8619 Westwood Center Drive, Vienna, VA 22182, Suites 200 and 201 and roof space for aggregate gross cash proceeds of $5.3 million.
“New Customer Agreement” shall mean the Master Services Agreement dated January 28, 2010 between a new customer and the Borrower to provide certain services including managed hosting services, IT consulting services, professional services and other services.
“netASPx Sale” shall mean the sale of all of the assets owned by Borrower, netASPx, LLC (“netASPx”), netASPx Acquisition, Inc. (“netASPx Acquisition”), Network Computing Services, Inc. (“Network”) and NCS Holding Company (“NCS”) used or held for use by Borrower, netASPx, netASPx Acquisition, Network and NCS in connection with owning and operating the netASPx business, which is composed solely of the Lawson and Kronos application management and consulting business, for aggregate gross cash proceeds of $56.0 million, subject to a working capital adjustment or other adjustments, pursuant to that certain Asset Purchase Agreement with Velocity Technology Solutions II, Inc.”
          (c) Section 6.10(c) is amended by inserting the following at the end of the proviso as a new sentence:
“Notwithstanding anything to the foregoing, the following amounts shall be excluded from Capital Expenditures for the Fiscal Year ending July 31, 2010: (a) in connection with the netASPx Sale (provided that the netASPx Sale is consummated prior to April 30, 2010), $878,225 and (b) in connection with the ClearBlue Vienna/San Francisco Sale (provided that the ClearBlue Vienna/San Francisco Sale is consummated prior to April 30, 2010), $345,566.”
ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES
          4.01 Representations and Warranties. The representations and warranties of the Loan Parties contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof as though made on and as of this date (other than representations and warranties which by their terms relate to an earlier date).
          4.02 No Default or Event of Default. Both immediately before and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
          4.03 Authorization; Enforceability. Each Loan Party has the power and authority to execute, deliver and perform its obligations under this Amendment and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of this Amendment.
          4.04 Execution. This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          4.05 No Conflicts. The execution, delivery and performance of this Amendment by each Loan Party (i) will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate any Requirement of Law applicable to such Loan Party and (iii) will not violate or result in a default under any indenture or other material agreement or instrument binding upon such Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by such Loan Party or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder.
ARTICLE FIVE
CONDITIONS PRECEDENT TO EFFECTIVENESS
          The Amendment shall become effective on the date (the “Amendment No. 7 Effective Date”) when the following conditions precedent shall have been satisfied:
          5.01 Execution by Loan Parties. Borrower shall have delivered to the Administrative Agent (or its counsel) a copy of this Amendment manually executed and delivered by each Loan Party (which may be transmitted by facsimile or by email).
          5.02 Execution by Consenting Lenders and Agents. The Administrative Agent (or its counsel) shall have received from each Consenting Lender and each of the other parties hereto a counterpart of this Amendment executed on behalf of such party (which may be transmitted by facsimile or by email).
          5.03 Consent Fee. As consideration for the Administrative Agent’s and Consenting Lenders’ execution and delivery of this Amendment, Borrower shall pay to the Administrative Agent in immediately available funds on or before the Amendment No. 7 Effective Date, for the ratable benefit of the Consenting Lenders, a consent fee equal to 0.25% of the aggregate principal amount of the Term Loans and Revolving Commitments of such Consenting Lender after giving pro forma effect to the mandatory prepayment of Term Loans pursuant to Section 7.03 below (“Consent Fee”). This Consent Fee shall be deemed fully earned upon the execution and delivery of this Amendment by all parties hereto, and shall be nonrefundable upon receipt by the Administrative Agent.
ARTICLE SIX
AFFIRMATION AND ACKNOWLEDGMENT
          6.01 Acknowledgment and Affirmation. Each Loan Party hereby (i) expressly acknowledges and affirms the terms of the Credit Agreement and the other Loan Documents, (ii) ratifies and affirms after giving effect to this Amendment its obligations under the Loan Documents (including guarantees and security agreements) executed by such Loan Party and (iii) after giving effect to this Amendment, acknowledges, renews and extends its continued liability under all such Loan Documents and agrees such Loan Documents remain in full force and effect.
          6.02 Enforceability. Each Loan Party further confirms that each Loan Document to which it is a party is and shall continue to be in full force and effect and the same are hereby ratified and confirmed in all respects.
          6.03 Course of Dealing. Each Loan Party hereby acknowledges and agrees that the acceptance by the Administrative Agent, each Lender and each other Agent of this Amendment shall not be construed in any manner to establish any course of dealing on any Agent’s or Lender’s part, including the providing of any notice or the requesting of any acknowledgment not otherwise expressly provided for in any Loan Document with respect to any future amendment, waiver, supplement or other modification to any Loan Document or any arrangement contemplated by any Loan Document.
ARTICLE SEVEN
COVENANTS AND MISCELLANEOUS PROVISIONS
          7.01 Asset Purchase Agreement. Prior to entering into the netASPx Asset Purchase Agreement, the Borrower shall deliver a final execution copy of the netASPx Asset Purchase Agreement (together with all exhibits and schedules thereto) to the Administrative Agent and the Borrower shall not enter into the netASPx Asset Purchase Agreement unless the netASPx Asset Purchase Agreement is reasonably satisfactory to the Administrative Agent.
          7.02 Costs and Expenses. Borrower shall pay all reasonable, documented out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the documentation contemplated hereby, including the reasonable fees and out-of-pocket expenses of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent with respect thereto.
          7.03 Mandatory Prepayment. Borrower acknowledges and agrees that, within 5 Business Days following the receipt of the Net Cash Proceeds from the netASPx Sale, Borrower shall make pursuant to Section 2.10(c) of the Credit Agreement mandatory prepayments of the Term Loans and in accordance with Section 2.10(h) and (i) of the Credit Agreement in an amount equal to 100% of the Net Cash Proceeds from the netASPx Sale.
          7.04 Meeting with Lenders; Financial Models. The Borrower shall (a) no later than April 30, 2010, furnish to the Administrative Agent and each Lender a full financial model for Borrower in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for (i) each month of such fiscal year prepared in detail and (ii) each fiscal year thereafter, through and including the fiscal year in which the Final Maturity Date occurs, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrower to the effect that the financial model of Borrower is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such financial model and (b) hold a meeting no later than May 30, 2010 (at a mutually agreeable location, venue and time or, at the option of the Administrative Agent, by conference call, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the proposed covenant levels pursuant to Section 6.10 of the Credit Agreement.
          7.05 Prepayment Premium. If Borrower shall repay any Term Loans or the Revolving Loans (and in connection therewith terminating the related Revolving Commitments) in each case, other than any mandatory prepayments thereof pursuant to Section 2.10(c) (Asset Sales), (f) (Casualty Events) or (g) (Excess Cash Flow) prior to September 30, 2010, the Borrower shall, at the time of such repayment, pay the Lenders a prepayment premium equal to 0.75% of the aggregate principal amount of the Term Loans and/or Revolving Loans so repaid plus, without duplication, the amount of Revolving Commitments terminated in connection with such repayment.
          7.06 Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
          7.07 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.
          7.08 Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart by facsimile or email shall be effective as delivery of a manually executed counterpart.
          7.09 Cooperation; Other Documents. At all times following the execution of this Amendment, each Loan Party shall execute and deliver to the Lenders and the Administrative Agent, or shall cause to be executed and delivered to the Lenders and the Administrative Agent, and shall do or cause to be done all such other acts and things as any of the Lenders and the Administrative Agent may reasonably deem to be necessary or desirable to confirm their obligations under the Loan Documents.
          7.010 Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          7.011 Release. In further consideration of the Consenting Lenders’ execution of this Amendment, each Loan Party hereby releases the Administrative Agent, the Collateral Agent and each Lender and each of their respective affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or equity) and obligations of every kind or nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent that any Loan Party may have against the Releasees which arise from or in any way relate to the Credit Agreement, Obligations and/or Secured Obligations, any Collateral, any Loan Document, any documents, agreements, dealings or other matters in connection with or relating to any of the Loan Documents, and any third parties liable in whole or in part for the Obligations or Secured Obligations, in each case to the extent arising (x) on or prior to the date hereof or (y) out of, or relating to, actions, dealings or matters occurring on or prior to the date hereof (including, without limitation, any actions or inactions which any of the Releasees may have taken or omitted to take prior to the date hereof).
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          IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed by their respective officers hereunder duly authorized as of the date and year first above written.

NAVISITE, INC.
By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

AVASTA, INC.
CLEARBLUE TECHNOLOGIES MANAGEMENT, INC.
CLEARBLUE TECHNOLOGIES/CHICAGO-WELLS, INC.
CLEARBLUE TECHNOLOGIES/LAS VEGAS, INC.
CLEARBLUE TECHNOLOGIES/LOS ANGELES, INC.
CLEARBLUE TECHNOLOGIES/OAK BROOK, INC.
CLEARBLUE TECHNOLOGIES/VIENNA, INC.
CLEARBLUE TECHNOLOGIES/DALLAS, INC.
CLEARBLUE TECHNOLOGIES/NEW YORK, INC.
CLEARBLUE TECHNOLOGIES/SAN FRANCISCO, INC.
CLEARBLUE TECHNOLOGIES/SANTA CLARA, INC.
CONXION CORPORATION
INTREPID ACQUISITION CORP.
LEXINGTON ACQUISITION CORP.
MANAGEDOPS.COM, INC.
SUREBRIDGE ACQUISITION CORP.
SUREBRIDGE SERVICES, INC.
AMERICA’S JOB EXCHANGE, INC.
(FORMERLY KNOWN AS NAVISITE
ACQUISITION SUBSIDIARY, INC.)
JUPITER HOSTING, INC.
1100 TECHNOLOGIES, INC.
ALABANZA, INC. (FORMERLY KNOWN AS
NAVI ACQUISITION CORP.)
NETASPX, LLC
NETASPX ACQUISITION, INC.
NCS HOLDING COMPANY
NETWORK COMPUTING SERVICES, INC.

By:	/s/ James W. Pluntze
	Name:	James W. Pluntze
	Title:	Chief Financial Officer

CANADIAN IMPERIAL BANK OF COMMERCE, acting through its New York Agency, as Administrative Agent and Collateral Agent
By:	/s/ Eoin Roche
	Name:	Eoin Roche
	Title:	Executive Director